CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


IMSCO Technologies, Inc.
North Andover, Massachusetts

    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 28, 1999, except as to Note 16D for which the date is May 25, 1999 and Note 16E for which the date is May 26, 1999, relating to the financial statements of IMSCO Technologies, Inc., as of December 31, 1997 and December 31, 1998 , which is contained in that Prospectus.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                        /S/ MOORE STEPHENS, P.C.
                                        ---------------------------------
                                        Moore Stephens, P.C.


Craford, New Jersey
June 22, 1999